As filed with the Securities and Exchange Commission on March 1, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Aradigm Corporation

(Exact name of registrant as specified in its charter)

California	94-3133088
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3929 Point Eden Way, Hayward, CA 94545

(Address of principal executive offices, including zip code)

Aradigm Corporation 2015 Equity Incentive Plan

Aradigm Corporation Employee Stock Purchase Plan

(Full title of the plan)

Dr. John Siebert

Executive Chairman and Interim Principal Executive Officer

Aradigm Corporation

3929 Point Eden Way

Hayward, CA 94545

(510) 265-9000

(Name, address, and telephone number, including area code, of agent for service)

Copy to:

Jon Layman, Esq.

Hogan Lovells US LLP

3 Embarcadero Center

San Francisco, CA 94111

(415) 374-2300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Aradigm Corporation 2015 Equity Incentive Plan Common Stock, no par value per share	4,900,000	$1.20	$5,880,000	$732.06
Aradigm Corporation Employee Stock Purchase Plan Common Stock, no par value per share	200,000	$1.20	$240,000	$29.88
Total	5,100,000		$6,120,000	$761.94

(1)	Shares registered pursuant to this Registration Statement on Form S-8 include associated rights (the “Preferred Share Purchase Rights”) to purchase shares of the registrant’s Series A Junior Participating Preferred Stock, without par value per share. The Preferred Share Purchase Rights are attached to shares of the registrant’s common stock, no par value per share (the “Common Stock”), in accordance with the Amended and Restated Rights Agreement, dated as of September 5, 2008 (the “Rights Agreement”), as amended from time to time, by and between the registrant and Computershare Trust Company, N.A., as Rights Agent. The Preferred Share Purchase Rights are not exercisable until the occurrence of certain events specified in the Rights Agreement, are evidenced by the stock certificates representing the Common Stock and are transferable solely with the Common Stock. The value attributable to the Preferred Share Purchase Rights, if any, is reflected in the value of the Common Stock.
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional shares of Common Stock that become issuable under the plans by reason of any stock dividend, stock split, reverse stock split, recapitalization or other similar transaction.
(3)	This estimate is made pursuant to Rule 457(h) and Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee, and is based on the average of the high and low reported market prices for shares of Common Stock on February 27, 2018, which is $1.20.

EXPLANATORY NOTE

Aradigm Corporation (the “Company”) is filing this Registration Statement on Form S-8 (this “Registration Statement”) for the purpose of registering (1) an additional 4,900,000 shares of Common Stock to be issued pursuant to the Aradigm Corporation 2015 Equity Incentive Plan (the “2015 Plan”) and (2) an additional 200,000 shares of Common Stock to be issued pursuant to the Aradigm Corporation Employee Stock Purchase Plan (the “ESPP”). The shares of Common Stock being registered pursuant to this Registration Statement are of the same class as other securities for which a Registration Statement on Form S-3 relating to each of the 2015 Plan and the ESPP was filed with the Securities and Exchange Commission (the “SEC”) on July 10, 2015 (File No. 333-178529) (the “Prior Registration Statement”). Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statement are incorporated by reference in this Registration Statement, except to the extent supplemented, amended or superseded by the information set forth in this Registration Statement or filed herewith.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents and information previously filed with the SEC by the Company are hereby incorporated by reference in this Registration Statement:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on March 30, 2017;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2017, June 30, 2017 and September 30, 2017 filed with the SEC on May 15, 2017, August 11, 2017 and November 3, 2017, respectively; and

•	our Current Reports on Form 8-K filed with the SEC on April 10, 2017, May 22, 2017, June 5, 2017, July 7, 2017, December 12, 2017, January 30, 2018, February 14, 2018 and February 28, 2018.

Information filed under Items 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) in any past or future Current Report on Form 8-K that the Company filed or files with the SEC, unless otherwise specified in such report, is not incorporated by reference into this Registration Statement.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the filing of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 6. Indemnification of Directors and Officers.

Section 317 of the California General Corporation Law provides that a California corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. Section 317 of the California General Corporation Law further authorizes a corporation to purchase and maintain insurance on behalf of any indemnified person against any liability asserted against and incurred by such person in any indemnified capacity, or arising out of such person’s status as such, regardless of whether the corporation would otherwise have the power to indemnify such person under the California General Corporation Law.

As permitted by Section 204(a)(10) of the California General Corporation Law, the Company’s articles of incorporation, as amended (the “Articles”), provide that the Company’s directors shall not be personally liable to the Company or its shareholders for monetary damages for breach of their fiduciary duties as a director, except for liability for any:

•	breach of the duty of loyalty to the Company or its shareholders;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or redemption of shares; or

•	transaction from which the director derives an improper personal benefit.

The Articles authorize the Company to, and the Company’s bylaws provide that it must, indemnify the Company’s directors and officers to the fullest extent authorized by the California General Corporation Law and also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

As permitted by the California General Corporation Law, the Company has entered into indemnification agreements with each of our directors and certain of our officers. These agreements require the Company to indemnify these individuals to the fullest extent permitted under California law against liabilities that may arise by reason of their service to the Company, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The Company has an insurance policy covering its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act and otherwise.

Item 8. Exhibits.

Exhibit Number	Description

4.1(1)	Certificate of Amendment of Amended and Restated Articles of Incorporation of the Company.

4.2(2)	Certificate of Amendment to the Amended and Restated Bylaws of the Company.

4.3(3)	Aradigm Corporation 2015 Equity Incentive Plan, as amended.

4.4(4)	Aradigm Corporation Employee Stock Purchase Plan, as amended.

5.1	Opinion of Hogan Lovells US LLP. *

23.1	Consent of Independent Registered Public Accounting Firm. *

23.2	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included as part of the signature page to this Registration Statement).

*	Filed herewith.

(1)	Incorporated by reference to the Company’s Form S-1/A (File No. 333-211329) filed on July 7, 2016.
(2)	Incorporated by reference to the Company’s Form 8-K (No. 001-36480) filed on September 4, 2015.
(3)	Incorporated by reference to the Company’s Proxy Statement (No. 001-36480) filed on April 19, 2017, as Exhibit B.
(4)	Incorporated by reference to the Company’s Proxy Statement (No. 001-36480) filed on April 19, 2017, as Exhibit A.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hayward, State of California, on this 1st day of March, 2018.

Aradigm Corporation

By:	/s/ John Siebert
Name:	John Siebert
Title:	Executive Chairman, Interim Principal Executive Officer and Acting Principal Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint John Siebert and Lisa Thomas, and each of them, with full power of substitution and full power to act without the other, his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file this Registration Statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ John Siebert John Siebert	Executive Chairman, Interim Principal Executive Officer, Acting Principal Financial Officer and Director	March 1, 2018

/s/ Lisa Thomas Lisa Thomas	Corporate Controller	March 1, 2018

/s/ Frederick Hudson Frederick Hudson	Director	March 1, 2018

/s/ Virgil D. Thompson Virgil D. Thompson	Director	March 1, 2018